RELOCATION AGREEMENT

This Relocation Agreement, dated as of December 9, 2010 (the “Agreement”), is by and between Ransom J. Parker, an individual currently residing at 12000 Market Street, #151, Reston, VA 20190 (“Executive”), and Hooper Holmes, Inc., a New York corporation having its principal place of business at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920 (“Company”).

RECITALS
A.    Executive has been hired by the Company as its President and Chief Executive Officer of Hooper Holmes, the principal office of which is located at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920.

B.    In connection with Executive's employment, the Company and Executive mutually agreed that Executive should relocate to New Jersey, in an area reasonably proximate to the Company's principal office. To facilitate the implementation of that mutual agreement, Company hereby offers to Executive as part of Executive's compensation package, and Executive hereby accepts, relocation assistance in accordance with the terms of this Agreement.

TERMS OF AGREEMENT
1.    Executive agrees to use all reasonable efforts to relocate his primary place of residence to New Jersey no later than January 31, 2011, at a location within a reasonable daily commuting distance of the Company's principal office in Basking Ridge.

2.    Upon Executive's relocation to New Jersey as described above, Company will provide the following relocation assistance to Executive:

a) A one-time, lump sum gross payment of $50,000, payable to Executive within 15 business days after the Executive has secured and is occupying a residence in New Jersey within a reasonable daily commuting distance from the Company's principal office. This gross payment is subject to all applicable federal and state withholding, employment taxes and wage garnishments.

b) Reimbursement to Executive of actual, reasonably documented moving expenses associated with the moving of personal household goods and belongings from Reston, VA to New Jersey, not to exceed a maximum of $15,000.

c) Until such time as Executive finds a permanent residence in New Jersey, the Company will reimburse Executive for temporary living expenses incurred by Executive, in accordance with the terms of the Company's Travel & Expenses Policy. Executive's right to receive such reimbursement from Company will terminate the earlier of (A) the date on which Executive occupies a New Jersey residence; or (B) January 31, 2011.

d) Executive will not be eligible to receive any other relocation assistance compensation from the Company, except as expressly set forth in this Agreement.

Term of this Agreement
If Executive has not relocated to a primary residence in New Jersey in compliance with this Agreement on or before January 31, 2011, Executive will no longer be eligible for any relocation payments from the Company as described in Section 2, above, and this Agreement will automatically terminate and be of no effect after January 31, 2011.

Hooper Holmes, Inc.

By: /s/ Richard D'Alesandro________
Richard D'Alesandro
Senior Vice President,
Administrative Services Group

Executive

___/s/ Ransom J. Parker______________
Ransom J. Parker